Exhibit 99.1

Tel-Instrument Electronics Corp. Begins Trading on the OTCQB

East Rutherford, NJ – October 1, 2019 – Tel-Instrument Electronics Corp. (“Tel”, “Tel-Instrument” or the “Company”) (OTCQB: TIKK), a leading designer and manufacturer of avionics test and measurement solutions, today announced that quotation of its common stock on the OTCQB has been approved , effective as of the opening of the market on October 1, 2019. Companies quoted on OTCQB are current in their Securities Exchange Commission reporting requirements and undergo an annual verification and management certification process. Immediately prior to October 1, 2019, the Company’s common stock had been quoted on OTC Pink.

About Tel-Instrument Electronics Corp.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

About OTC Markets Group, Inc.

OTC Markets Group Inc. (OTCQX: OTCM) operates the OTCQX® Best Market, the OTCQB® Venture Market and the Pink® Open Market for 10,000 U.S. and global securities.  Through OTC Link® ATS and OTC Link ECN, the company connects a diverse network of broker-dealers that provide liquidity and execution services.  OTC Markets enables investors to easily trade through the broker of their choice and enable companies to improve the quality of information available for investors. To learn more about how OTC Markets creates better informed and more efficient markets, visit www.otcmarkets.com.

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This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially.  Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Company Contact:

Joseph P. Macaluso

Tel-Instrument Electronics Corp.

201.933.1600

Agency Contact:

John Nesbett/Jennifer Belodeau

IMS Investor Relations

jnesbett@institutionalms.com

203.972.9200